Oz Management Reports Second Quarter 2017 Results
Dividend of $0.02 per Class A Share
NEW YORK, August 2, 2017 - Och-Ziff Capital Management Group LLC (NYSE: OZM) (the “Company,” “Oz Management” or “Oz”) announced its results for the second quarter of 2017 and a dividend today. To view the detailed earnings press release, please visit the Public Investors page of Oz Management’s website (www.ozm.com).
Dan Och, Chairman and Chief Executive Officer of Oz Management, and Alesia Haas, Chief Financial Officer will host a conference call on August 2, 2017, at 8:30 a.m. Eastern Time to discuss Oz’s results for the second quarter of 2017. The call can be accessed by dialing +1-833-224-0545 (in the U.S.) or +1-647-689-4073 (international), passcode 53444827. A simultaneous webcast of the call will be available on the Public Investors page of Oz’s website (www.ozm.com).

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About Oz Management
Oz Management is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Shanghai and Houston. Oz provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Oz seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Oz’s funds invest across multiple strategies and geographies, consistent with the investment objectives of each fund. The global investment strategies Oz employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of August 1, 2017, Oz had approximately $32.0 billion in assets under management. For more information, please visit Oz Management’s website (www.ozm.com).

Investor Relations Contact	Media Relations Contact
Adam Willkomm	Joe Snodgrass
Head of Business Development and Shareholder Services	Head of Corporate Communications
+212-719-7381	+1-212-887-4821
investorrelations@ozm.com	joseph.snodgrass@ozm.com